Exhibit 99.01

NuStar Energy L.P. Reports Solid Third Quarter of 2022 Earnings Results

Permian Crude System Volumes Hit Record-Breaking Average of 580,000 Barrels Per Day/Expect to Exit 2022 at Approximately 600,000 Barrels Per Day

Refined Product Volumes Still Tracking at Pre-Pandemic Levels

West Coast Renewable Fuels Network Continues to Grow with Two New Renewable Fuel Projects

Debt Metrics Continue to Improve Significantly

Full-Year Guidance/Positive Update on Optimization Initiative

SAN ANTONIO, November 3, 2022 - NuStar Energy L.P. (NYSE: NS) today announced solid results for the third quarter of 2022 fueled by record-breaking volumes in its Permian Crude System.

NuStar reported net income of $60 million for the third quarter of 2022, or $0.20 per unit, compared to a net loss of $125 million, or $1.48 per unit, for the third quarter of 2021.

NuStar also reported earnings before interest, taxes, depreciation and amortization (EBITDA) of $178 million for the third quarter of 2022, compared to third quarter of 2021 adjusted EBITDA of $177 million.

“On an ‘apples-to-apples’ basis, excluding the contribution of the Eastern U.S. terminals we sold in October of 2021, and the Point Tupper terminal we sold in April of this year, our third quarter 2022 EBITDA increased $9.3 million, a 6 percent increase compared to adjusted EBITDA in the third quarter of 2021,” said NuStar Chairman and CEO Brad Barron.

Distributable cash flow (DCF) available to common limited partners was $93 million for the third quarter of 2022, compared to DCF of $92 million in the third quarter of 2021. The distribution coverage ratio to common limited partners was a strong 2.12 times for the third quarter of 2022.

Permian Crude System Hits Record-Breaking Volumes

NuStar’s Permian Crude System’s volumes hit another high in the third quarter of 2022 with a record-breaking average of 580,000 barrels per day (BPD), an increase of 15 percent over third quarter of 2021 volumes and an increase of 11 percent over the second quarter of 2022.

“The steady, strong volume growth we have seen in 2022 is a testament to our producers and to the quality and strength of our acreage,” said Barron. “We now expect to exit 2022 at around 600,000 BPD, or about 15 percent above our 2021 exit.”

Refined Product Volumes Still Tracking at Pre-Pandemic Levels

Barron stated that while a planned turnaround at a customer refinery reduced NuStar’s third quarter of 2022 volumes compared to the third quarter of 2021, its refined product volumes continue to track at pre-pandemic levels, which he said reflects the strength of its assets and the stability of demand in the markets NuStar serves across the mid-Continent and throughout Texas.

Barron added, “In addition, our Northern Mexico refined products supply system continues to perform well, with third quarter of 2022 throughput up 26 percent compared to the third quarter of 2021. And our

Valley refined product pipeline throughputs were also up, with third quarter of 2022 throughput 14 percent above the third quarter of 2021.”

Corpus Christi Crude System Averaging Above Minimum Volume Commitments/Fuels Marketing Segment Performing Well

Barron commented that throughputs on NuStar’s Corpus Christi Crude System averaged over 341,000 BPD in the third quarter of 2022, which is above its minimum volume commitments for the system.

“We are encouraged by the continued growth in October, as our average volumes rose to almost 390,000 BPD for the month,” said Barron.

Barron also noted that operating income and EBITDA in NuStar’s Fuels Marketing Segment were $9 million in the third quarter of 2022, an $8 million increase compared to the third quarter of 2021, largely due to stronger margins.

West Coast Renewable Fuels Network Continues to Grow with Two Renewable Fuel Projects

Barron once again highlighted the growth of NuStar’s West Coast Renewable Fuels Network, which plays an integral role in facilitating the low-carbon renewable fuels that significantly reduce emissions from transportation.

“Our West Coast region’s revenues were up 20 percent in the third quarter of 2022 compared to the third quarter of 2021. And we are pleased to report that two new renewable fuel projects were brought into service at the end of the last quarter, which increased our renewable diesel storage capacity and augmented our ethanol transportation logistics capabilities at our Stockton, California terminal.

“Those two projects should further solidify the significant role that NuStar plays in facilitating California’s transition to low-carbon renewable fuels, where we already handle 77 percent of California’s sustainable aviation fuel; 19 percent of the state’s renewable diesel volumes; 9 percent of its ethanol; and 5 percent of its biodiesel,” said Barron.

Debt Metrics Continue to Improve Significantly

NuStar Executive Vice President and Chief Financial Officer Tom Shoaf gave an update on the company’s continued progress in reducing its debt and building its financial strength and flexibility.

“At the end of the third quarter of 2022, our total debt balance was $3.1 billion, and by continuing to pay down our revolving credit facility balance last quarter, we increased our facility availability to $993 million of the facility’s $1.0 billion capacity,” said Shoaf.

Shoaf continued, “Thanks to the progress we have made in reducing our debt balance, our interest expense in the third quarter of 2022 was $1 million lower than in the third quarter of 2021, despite higher interest rates on our variable rate debt.

“We ended the third quarter of 2022 with a debt-to-EBITDA ratio of 3.79 times, which is substantially improved from our ratio of above 4 times in the third quarter of 2021, and also improved from our ratio of 3.93 times in the second quarter of 2022.

Full-Year Guidance/Positive Update on Optimization Initiative

Shoaf also gave full-year guidance for net income and EBITDA, as well as strategic capital and reliability capital for 2022.

“We expect to generate full-year 2022 net income in the range of $193 to $206 million and full-year 2022 adjusted EBITDA in the range of $700 to $730 million,” said Shoaf.

He also noted that NuStar now plans to spend $105 to $125 million in strategic capital in 2022.

“We still expect to allocate almost $60 million to growing our Permian system and plan to spend about $10 million to expand our West Coast Renewable Fuels Network,” said Shoaf. “In addition, we now expect to spend between $30 and $40 million on reliability in 2022.”

Barron then provided an update on NuStar’s optimization initiative that was kicked off earlier this year with the goal of making meaningful reductions in NuStar’s expenses and capital spending to increase the company’s free cash flow in 2022 and beyond.

“In August, we told you we had identified almost $60 million in reductions across 2022 and 2023,” said Barron. “And I am happy to report that total is now up to almost $100 million. We have successfully reduced our full-year 2022 capital spending and expenses by over $40 million and our total 2023 spending and expenses by over $50 million. Thanks to our optimization initiative, we have been able to mitigate the impact of 2022’s historic inflation rate and maximize our free cash flows.

“Because of the meaningful progress we have made, we are now positioned to accelerate our time frame for addressing the Series D preferred units by completing the redemption in 2024, which is several years ahead of our previously scheduled timeframe. We are currently in discussions with the holders to repurchase approximately one-third of the Series D preferred units by the end of this year. We then plan to redeem approximately another third of them in 2023, and complete the redemption in 2024, while continuing to target our debt metric at about 4 times. This redemption is another important step in our ongoing optimization and will meaningfully increase our cash flow over the next few years.”

Barron closed by mentioning his appreciation for Bill Greehey, who stepped down from his position as NuStar’s chairman of the board last week to become chairman emeritus.

“I have had the privilege of working for Bill for over 20 years, and I am deeply grateful for the opportunity to learn from him and bear witness to his vision and leadership,” said Barron. “Here at NuStar, we are thankful to be able to carry forward the strong corporate culture Bill established. Because of Bill, we have an ethical culture that prioritizes safety, environmental responsibility, fiscal stewardship and giving back to our communities.

“We are committed to working hard to demonstrate our gratitude to Bill by nourishing the corporate culture he built and by generating long-term, stable value for Bill and all of our unitholders.”

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT on Thursday, November 3, 2022. The partnership plans to discuss the third quarter 2022 earnings results, which will be released earlier that day. Persons interested in Q&A participation may pre-register for the conference call and obtain a dial-in number and passcode at https://register.vevent.com/register/BI1554769b53db4165b0ca04dc6997524b. Persons interested in listen-only participation may access the conference call directly at https://

edge.media-server.com/mmc/p/cignyz9w. A recorded version will be available under the same link two hours after the conclusion of the conference call.

The conference call may also be accessed through the “Investors” section of NuStar Energy L.P.’s website at https://investor.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2021 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Statement of Income Data:
Revenues:
Service revenues	$277,380	$296,473	$820,752	$869,144
Product sales	135,863	115,872	432,511	331,940
Total revenues	413,243	412,345	1,253,263	1,201,084
Costs and expenses:
Costs associated with service revenues:
Operating expenses	91,286	100,143	272,636	287,923
Depreciation and amortization expense	63,140	66,126	188,683	203,508
Total costs associated with service revenues	154,426	166,269	461,319	491,431
Costs associated with product sales	117,324	107,047	378,217	300,801
Goodwill impairment loss	—	34,060	—	34,060
Other impairment losses	—	154,908	46,122	154,908
General and administrative expenses	27,676	27,365	82,656	79,334
Other depreciation and amortization expense	1,935	1,881	5,582	5,841
Total costs and expenses	301,361	491,530	973,896	1,066,375
Operating income (loss)	111,882	(79,185)	279,367	134,709
Interest expense, net	(52,294)	(53,513)	(153,053)	(162,211)
Other income, net	1,475	8,450	7,158	11,744
Income (loss) before income tax expense	61,063	(124,248)	133,472	(15,758)
Income tax expense	1,430	685	2,328	3,535
Net income (loss)	$59,633	$(124,933)	$131,144	$(19,293)

Basic and diluted net income (loss) per common unit	$0.20	$(1.48)	$0.18	$(1.18)
Basic and diluted weighted-average common units outstanding	110,310,921	109,532,381	110,265,359	109,522,849

Other Data (Note 1):
Adjusted net income	$59,633	$54,663	$174,558	$160,303
Adjusted net income per common unit	$0.20	$0.16	$0.58	$0.46
EBITDA	$178,432	$(2,728)	$480,790	$355,802
Adjusted EBITDA	$178,432	$176,868	$525,348	$535,398
DCF	$93,485	$92,067	$267,545	$269,987
Distribution coverage ratio	2.12x	2.10x	2.02x	2.05x

	For the Four Quarters Ended September 30,
	2022	2021
Consolidated Debt Coverage Ratio	3.79x	4.10x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,335,336	1,374,909	1,288,489	1,241,152
Refined products and ammonia pipelines throughput (barrels/day)	560,202	599,423	568,533	572,040
Total throughput (barrels/day)	1,895,538	1,974,332	1,857,022	1,813,192

Throughput and other revenues	$209,008	$196,207	$598,256	$558,341
Operating expenses	53,837	51,303	157,110	147,762
Depreciation and amortization expense	44,806	45,506	134,076	135,290
Other impairment loss	—	59,197	—	59,197
Segment operating income	$110,365	$40,201	$307,070	$216,092
Storage:
Throughput (barrels/day)	439,239	462,094	410,594	416,288

Throughput terminal revenues	$26,933	$30,771	$84,303	$90,708
Storage terminal revenues	51,459	77,371	170,793	245,256
Total revenues	78,392	108,142	255,096	335,964
Operating expenses	37,449	48,840	115,526	140,161
Depreciation and amortization expense	18,334	20,620	54,607	68,218
Goodwill impairment loss	—	34,060	—	34,060
Other impairment loss	—	95,711	46,122	95,711
Segment operating income (loss)	$22,609	$(91,089)	$38,841	$(2,186)
Fuels Marketing:
Product sales	$125,843	$107,996	$399,912	$306,790
Cost of goods	116,763	106,478	376,627	300,944
Gross margin	9,080	1,518	23,285	5,846
Operating expenses	561	569	1,591	(132)
Segment operating income	$8,519	$949	$21,694	$5,978
Consolidation and Intersegment Eliminations:
Revenues	$—	$—	$(1)	$(11)
Cost of goods	—	—	(1)	(11)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$413,243	$412,345	$1,253,263	$1,201,084
Costs associated with service revenues:
Operating expenses	91,286	100,143	272,636	287,923
Depreciation and amortization expense	63,140	66,126	188,683	203,508
Total costs associated with service revenues	154,426	166,269	461,319	491,431
Costs associated with product sales	117,324	107,047	378,217	300,801
Goodwill impairment loss	—	34,060	—	34,060
Other impairment losses	—	154,908	46,122	154,908
Segment operating income (loss)	141,493	(49,939)	367,605	219,884
General and administrative expenses	27,676	27,365	82,656	79,334
Other depreciation and amortization expense	1,935	1,881	5,582	5,841
Consolidated operating income (loss)	$111,882	$(79,185)	$279,367	$134,709

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income (loss) to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$59,633	$(124,933)	$131,144	$(19,293)
Interest expense, net	52,294	53,513	153,053	162,211
Income tax expense	1,430	685	2,328	3,535
Depreciation and amortization expense	65,075	68,007	194,265	209,349
EBITDA	178,432	(2,728)	480,790	355,802
Interest expense, net	(52,294)	(53,513)	(153,053)	(162,211)
Reliability capital expenditures	(11,252)	(10,806)	(24,657)	(28,238)
Income tax expense	(1,430)	(685)	(2,328)	(3,535)
Long-term incentive equity awards (a)	2,534	2,730	8,097	8,737
Preferred unit distributions	(32,463)	(31,889)	(95,078)	(95,663)
Goodwill impairment loss	—	34,060	—	34,060
Other impairment losses	—	154,908	46,122	154,908
Income tax benefit related to the impairment loss for the nine months ended September 30, 2022	—	—	(1,144)	—
Other items	9,958	(10)	8,796	6,127
DCF	$93,485	$92,067	$267,545	$269,987

Distributions applicable to common limited partners	$44,125	$43,814	$132,418	$131,462
Distribution coverage ratio (b)	2.12x	2.10x	2.02x	2.05x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except per Unit and Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended September 30,		For the Four Quarters Ended June 30, 2022
	2022	2021
Operating income	$381,112	$239,125	$190,045
Depreciation and amortization expense	259,296	280,233	262,228
Goodwill impairment loss	—	34,060	34,060
Other impairment losses	46,122	154,908	201,030
Equity awards (a)	13,607	13,842	13,801
Pro forma effects of dispositions (b)	(1,613)	(1,802)	(10,077)
Other	(15)	7,616	481
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$698,509	$727,982	$691,568

Long-term debt, less current portion of finance leases	$3,068,055	$3,400,794	$3,137,275
Finance leases (long-term)	(51,619)	(52,834)	(51,959)
Net fair value adjustments, unamortized discounts and unamortized debt issuance costs	34,604	39,280	35,924
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,648,540	$2,984,740	$2,718,740

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.79x	4.10x	3.93x
(a)This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(b)For the four quarters ended September 30, 2022, this adjustment represents the pro forma effects of the dispositions of the Point Tupper and Eastern U.S. terminals. For the four quarters ended September 30, 2021, this adjustment represents the pro forma effect of the disposition of the Texas City terminals. For the four quarters ended June 30, 2022, this adjustment represents the pro forma effects of the dispositions of the Point Tupper and Eastern U.S. terminals.

The following is a reconciliation of net (loss) income / net (loss) income per common unit to adjusted net income / adjusted net income per common unit, for the applicable periods.

	Three Months Ended September 30, 2021		Nine Months Ended September 30,
			2022		2021
Net (loss) income / net (loss) income per common unit	$(124,933)	$(1.48)	$131,144	$0.18	$(19,293)	$(1.18)
Goodwill impairment loss	34,060	0.31	—	—	34,060	0.31
Other impairment losses	154,908	1.41	46,122	0.42	154,908	1.41
Gain from insurance recoveries	(9,372)	(0.08)	—	—	(9,372)	(0.08)
Gain on sale	—	—	(1,564)	(0.01)	—	—
Income tax benefit related to impairment loss	—	—	(1,144)	(0.01)	—	—
Adjusted net income / adjusted net income per common unit	$54,663	$0.16	$174,558	$0.58	$160,303	$0.46

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars)
The following is a reconciliation of EBITDA to adjusted EBITDA, and for the applicable period, to adjusted EBITDA, excluding the Point Tupper terminal and the Eastern U.S. terminals, which were sold in April 2022 and October 2021, respectively.

	Three Months Ended September 30,
	2022	2021
EBITDA	$178,432	$(2,728)
Goodwill impairment loss	—	34,060
Other impairment losses	—	154,908
Gain from insurance recoveries	—	(9,372)
Gain on sale	—	—
Adjusted EBITDA	$178,432	$176,868

Divested assets:
Operating loss		$(124,855)
Depreciation and amortization expense		3,516
Other expense, net		(682)
EBITDA of divested assets		(122,021)
Goodwill and other impairment losses		129,771
Adjusted EBITDA of divested assets		$7,750

Adjusted EBITDA, excluding divested assets		$169,118

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Nine Months Ended September 30,
	2022	2021
EBITDA	$480,790	$355,802
Goodwill impairment loss	—	34,060
Other impairment losses	46,122	154,908
Gain from insurance recoveries	—	(9,372)
Gain on sale	(1,564)	—
Adjusted EBITDA	$525,348	$535,398

The following is a reconciliation of projected net income to EBITDA and adjusted EBITDA.

Projected for the Year Ended December 31, 2022
Net income	$ 193,000 - 206,000
Interest expense, net	205,000 - 215,000
Income tax expense	2,500 - 4,500
Depreciation and amortization expense	255,000 - 260,000
EBITDA	655,500 - 685,500
Gain on sale	(1,600)
Impairment loss	46,100
Adjusted EBITDA	$ 700,000 - 730,000

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars)
The following are reconciliations for our reported segments of operating income (loss) to segment EBITDA, adjusted segment EBITDA, and for the applicable segment, to adjusted segment EBITDA, excluding the Eastern U.S. terminals and Point Tupper terminal, which were sold in October 2021 and April 2022, respectively.

	Three Months Ended September 30, 2022
	Pipeline	Storage	Fuels Marketing
Operating income	$110,365	$22,609	$8,519
Depreciation and amortization expense	44,806	18,334	—
Segment EBITDA	$155,171	$40,943	$8,519

	Three Months Ended September 30, 2021
	Pipeline	Storage	Fuels Marketing
Operating income (loss)	$40,201	$(91,089)	$949
Depreciation and amortization expense	45,506	20,620	—
Segment EBITDA	85,707	(70,469)	949
Impairment losses	59,197	129,771	—
Adjusted segment EBITDA	$144,904	$59,302	$949

Divested assets:
Operating loss		$(124,825)
Depreciation and amortization expense		3,516
Segment EBITDA of divested assets		(121,309)
Impairment losses		129,771
Adjusted segment EBITDA of divested assets		$8,462

Adjusted segment EBITDA, excluding divested assets		$50,840